                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           C-Cube Microsystems Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                     [LOGO]

                                 MARCH 22, 1999
Dear Stockholder:

     This year's Annual Meeting of Stockholders ("Annual Meeting") of C-Cube Microsystems Inc. (the "Company") will be held on Tuesday, April 27, 1999 at 1:30 p.m., local time, at the Holiday Inn -- North San Jose, located at 777 Bellew Drive, Milpitas CA 95035. You are cordially invited to attend.

     The Notice of Annual Meeting and a Proxy Statement, which describe the formal business to be conducted at the Annual Meeting, follow this letter.

     After reading the Proxy Statement, please promptly mark, sign and return the enclosed proxy in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign and return the enclosed proxy or attend the Annual Meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders are important.

     A copy of the Company's Annual Report for the fiscal year ended December 31, 1998 is also enclosed for your information.

     We look forward to seeing you at the Annual Meeting.

                                          Very truly yours,

                                          /s/ Alexandre A. Balkanski
                                          --------------------------
                                          ALEXANDRE A. BALKANSKI
                                          President and Chief Executive Officer

                            C-CUBE MICROSYSTEMS INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 27, 1999

To the Stockholders:

     The Annual Meeting of Stockholders ("Annual Meeting") of C-Cube Microsystems Inc. (the "Company"), will be held on Tuesday, April 27, 1999, at 1:30 p.m., local time, at the Holiday Inn -- North San Jose, located at 777 Bellew Drive, Milpitas CA 95035, for the following purposes:

     1. To elect three Class II Directors to hold office for three-year terms and until their successors have been duly elected and qualified.

     2. To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999.

     3. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on March 1, 1999 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal office of C-Cube Microsystems Inc., which is located at 1778 McCarthy Boulevard, Milpitas, California 95035.

                                          By order of the Board of Directors

                                          /s/ Alexandre A. Balkanski
                                          --------------------------
                                          ALEXANDRE A. BALKANSKI
                                          President and Chief Executive Officer

Milpitas, California
March 22, 1999

IMPORTANT: PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

                            C-CUBE MICROSYSTEMS INC.
                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

GENERAL

     The accompanying proxy is solicited by the Board of Directors of C-Cube Microsystems Inc., a Delaware corporation ("C-Cube" or the "Company"), for use at the Annual Meeting of Stockholders ("Annual Meeting") to be held on Tuesday, April 27, 1999, at 1:30 p.m., local time, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The meeting will be held at the Holiday Inn -- North San Jose located at 777 Bellew Drive, Milpitas CA 95035. The date of this Proxy Statement is March 22, 1999, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

     The Company's Annual Report for the fiscal year ended December 31, 1998 is enclosed with this Proxy Statement.

SOLICITATION AND VOTING

     The cost of soliciting proxies will be borne by the Company. The Company has engaged Corporate Investor Communications Inc. ("CIC") to assist in the solicitation of proxies for the Annual Meeting. The Company will pay approximately $7,000 in fees for CIC's services and will reimburse CIC for reasonable out-of-pocket costs.

     In addition, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors and regular employees to solicit proxies, personally or by telephone, without additional compensation.

     Only stockholders of record as of the close of business on March 1, 1999, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 38,927,375 shares of common stock of the Company, par value $.001 per share ("Common Stock"), issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one
(1) vote for each share of stock held on the proposals presented in this Proxy Statement.

QUORUM; VOTING OF PROXIES

     The Company's By-Laws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Shares that are voted "FOR," "AGAINST" or "ABSTAIN" with respect to a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

     While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors and ratification of appointment of the Company's independent public accountants). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal when considered as Votes Cast.

     While broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes are not counted for purposes of determining the number of Votes

Cast with respect to the particular proposal on which the broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

     All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice ("FOR," "AGAINST," "ABSTAIN" or "WITHHELD") with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal (other than instances of broker non-votes).

REVOCABILITY OF PROXIES

     A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the Annual Meeting and voting in person.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The Company has a classified Board of Directors consisting of two Class I Directors (Donald McKinney and one vacancy), three Class II Directors (Donald T. Valentine, Alexandre A. Balkanski and Gregorio Reyes), and two Class III Directors (T. J. Rodgers and Baryn S. Futa), who will serve until the annual meetings of stockholders to be held in 2001, 1999 and 2000, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms expire on the annual meeting dates. Vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification or other cause (other than removal from office by vote of the stockholders) may be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires.

     The term of the Class II Directors will expire on the date of the upcoming Annual Meeting. Three people are to be elected to serve as Class II Directors of the Board of Directors at that meeting. Management's nominees for election by the stockholders to these positions are Donald T. Valentine, Alexandre A. Balkanski and Gregorio Reyes, the three current Class II Directors of the Board of Directors. If elected, the nominees will serve as directors until the Company's annual meeting of stockholders held in 2002, and until their successors are elected and qualified. The proxies will be voted, unless the authorization to do so is withheld, for the election of the nominees. If any of the nominees decline to serve, the proxies may be voted for such substitute nominees as the Company may designate. It is not presently expected that any of the nominees will decline to serve as a director.

     The directors of the Company, including the Class II Director nominees to be elected at the Annual Meeting, and their ages as of March 1, 1999, are as follows:

                                                                                              DIRECTOR
                NAME                   AGE             POSITIONS WITH THE COMPANY              SINCE
                ----                   ---             --------------------------             --------
CLASS I DIRECTOR WHOSE TERM EXPIRES AT THE 2001 ANNUAL MEETING OF STOCKHOLDERS:
Donald McKinney......................  49    Director                                           1997

CLASS II DIRECTORS NOMINATED FOR ELECTION AT THE 1999 ANNUAL MEETING OF STOCKHOLDERS:
Donald T. Valentine..................  66    Director                                           1992
Alexandre A. Balkanski, Ph.D. .......  38    President, Chief Executive Officer and Director    1993
Gregorio Reyes.......................  58    Director                                           1992

CLASS III DIRECTORS WHOSE TERM EXPIRES AT THE 2000 ANNUAL MEETING OF STOCKHOLDERS:
T.J. Rodgers.........................  51    Director                                           1994
Baryn S. Futa........................  44    Director                                           1994

     Mr. McKinney has served on the Board of Directors since February 1997. Mr. McKinney, the founder of International Network Services, a network service provider, served as President and Chief Executive Officer and Director of International Network Services from its date of inception in August 1991 until January 1996, and has since served as Chairman of the Board and Chief Executive Officer until July 1998, when he chose to be the Company's Chairman. Mr. McKinney served as the Vice President of Sales and Marketing of Electronics for Imaging Inc., a provider of hardware and software products for the digital color imaging market, from May 1989 to February 1991. Mr. McKinney was the founding Vice President of Sales, Marketing and Customer Service at Silicon Graphics, Inc. Later Mr. McKinney opened Silicon Graphics' international operations and subsequently was General Manager of its OEM Subsystems Division. Mr. McKinney worked for Silicon Graphics, Inc. from January 1982 to May 1987. Mr. McKinney has also served in various sales, management and consulting positions at Sequoia Capital, Chromatics and International Business Machines Corporation.

     Mr. Valentine has served as Chairman of the Board of Directors since December 1992. He has been a General Partner of Sequoia Capital, a venture capital firm, since 1974. Mr. Valentine is also Chairman of the Board of Network Appliance, Inc. and Vice Chairman of the Board of Cisco Systems, Inc.

     Dr. Alexandre Balkanski co-founded the Company in July 1988 and has served as President and Chief Executive Officer since July 1995. He had previously served as the Company's Executive Vice President and Chief Operating Officer. Prior to joining C-Cube, Dr. Balkanski co-founded and served as President of Diamond Devices, a semiconductor company specializing in Digital Signal Processing (DSP). Dr. Balkanski was elected to the Board of Directors of the Company in April 1993. He serves as an outside director on the board of PMC-Sierra, Inc., a semiconductor company. Dr. Balkanski has a B.A. in physics from Harvard College, and an M.S. in physics and a Ph.D. in business economics from Harvard University.

     Mr. Reyes has served on the Board of Directors since July 1992. Since August 1994, Mr. Reyes has been a private investor and management consultant. From September 1990 to August 1994, he served as Chairman and Chief Executive Officer of Sunward Technologies, Inc., a provider of rigid disk magnetic recording head products for the data storage industry. From March 1986 to August 1990, Mr. Reyes was Chairman and Chief Executive Officer of American Semiconductor Equipment Technologies. Since January 1995, Mr. Reyes has served as Chairman of the Board of Sync Research. Mr. Reyes also serves as a director of Diamond Multimedia and several privately-held companies.

     Mr. Rodgers has served on the Board of Directors since January 1994. He founded Cypress Semiconductor Corporation in 1983, where he currently serves as President, Chief Executive Officer and director.

     Mr. Futa has served on the Board of Directors since February 1994. In July 1996, he founded MPEG LA, LLC, a company which was formed to provide licensing access to essential MPEG-2 intellectual property to users of the technology, where he currently serves as Manager and Chief Executive Officer. From September 1988 to June 1996, he served as the Executive Vice President and Chief Operating Officer of Cable Television Laboratories, Inc., a research and development consortium of cable television system operators.

     There is currently one Class I Director vacancy which will remain open while the Board of Directors considers candidates to fill such vacancy.

     See also "STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." A description of the business experience of the other executive officers of the Company is contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the Securities and Exchange Commission and enclosed herewith. There are no family relationships between any of the Company's directors or executive officers.

BOARD MEETINGS AND COMMITTEES

     During the fiscal year ended December 31, 1998, the Board of Directors held five (5) meetings. No director attended fewer than 75% of the total number of meetings of the Board of Directors and of the committees of the Board of Directors on which such director served during the fiscal year ended December 31, 1998.

     The Company has an Audit Committee and a Compensation Committee but does not have a standing nominating committee.

     The Audit Committee's function is to review, with the Company's independent public accountants, management and the Board of Directors, the Company's financial reporting processes and internal financial controls. The Audit Committee reviews the results of the examination of the Company's financial statements by the independent public accountants and the independent public accountants' opinion. The Audit Committee also approves all professional services performed by the independent public accountants, recommends the retention of the independent public accountants to the Board of Directors, subject to ratification by the stockholders, and periodically reviews the Company's accounting policies and internal accounting and financial controls. During 1998, the members of the Audit Committee were Donald T. Valentine and Baryn S. Futa. The Audit Committee held one (1) meeting during the fiscal year ended December 31, 1998.

     The Compensation Committee's primary function is to review and approve the compensation of C-Cube's executive officers. The Compensation Committee also administers the Company's stock option and purchase plans and is responsible for determining the grants of stock options under such plans. The members of the Compensation Committee are Donald T. Valentine and Gregorio Reyes. The Compensation Committee met four (4) times and conducted numerous telephonic consultations during the fiscal year ended December 31, 1998.

COMPENSATION OF DIRECTORS

     In May 1995, the Board of Directors established a standard compensation for members of the Board of Directors, whereby each director who is not an employee of the Company (an "Outside Director") receives an annual retainer of $12,000 plus $1,000 and reimbursement of reasonable travel expenses for each meeting of the Board of Directors attended. The Company does not pay additional amounts to directors for committee participation or special assignments of the Board of Directors.

     Directors who are not employees are also automatically granted nonqualified options to purchase C-Cube's Common Stock under the Company's 1994 Outside Directors Stock Option Plan (the "Directors Plan"). A total of 450,000 shares of Common Stock have been reserved for issuance under the Directors Plan. Each Outside Director holding office on the effective date of the Directors Plan who did not then hold an option to acquire shares of C-Cube's Common Stock received an option to purchase 40,000 shares of Common Stock on the effective date of the Directors Plan. Each person who is newly elected or appointed as an Outside Director after the effective date of the Directors Plan receives an option to purchase 40,000 shares of Common Stock on the day immediately following such initial election or appointment. Thereafter, each Outside Director generally receives an option to purchase 10,000 shares of Common Stock on each anniversary date. Options granted under the Directors Plan vest over four years and generally must be exercised within ten years. Shares of Common Stock underlying options granted under the Directors Plan vest at the rate of one-fourth ( 1/4) of the total number of shares of Common Stock underlying the option one year after the date of grant and one forty-eighth ( 1/48) of such shares on the last date of each full month thereafter until all of the shares of Common Stock underlying the option have vested. The exercise price of the options in all cases will be equal to the fair market value per share of the Common Stock on the date of grant.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The three nominees for Class II Director receiving the highest number of votes will be elected as the Class II Directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF MESSRS. DONALD T. VALENTINE, ALEXANDRE A. BALKANSKI AND GREGORIO REYES AS CLASS II DIRECTORS.

                                 PROPOSAL NO. 2

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company has selected Deloitte & Touche LLP as independent public accountants to audit the financial statements of the Company for the fiscal year ending December 31, 1999. Deloitte & Touche LLP has acted in such capacity since its appointment in 1991. Notwithstanding this selection, the Board, in its sole discretion, may direct the appointment of new independent accountants at any time during the year, if the Board concludes that such change is in the best interest of the Company and its stockholders. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the Votes Cast is required for approval of this proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of March 1, 1999, with respect to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director of the Company,
(iii) the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of December 31, 1998, whose salary and incentive compensation for the fiscal year ended December 31, 1998 exceeded $100,000, and (iv) all executive officers and directors of the Company as a group:

                                                                     SHARES OWNED
                                                                ----------------------
                                                                NUMBER OF   PERCENTAGE
FIVE-PERCENT STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS(1)   SHARES      OF CLASS
--------------------------------------------------------------  ---------   ----------
FIVE-PERCENT STOCKHOLDERS:
Entities affiliated with J. & W. Seligman & Co.
  Incorporated(2)............................................   3,007,000      7.6%
  100 Park Avenue -- 8th Floor
  New York, New York 10017

DIRECTORS AND EXECUTIVE OFFICERS:
Donald T. Valentine(3).......................................   1,119,915      2.8%
Alexandre A. Balkanski(4)....................................   1,099,786      2.8%
Tom Lookabaugh(5)............................................     191,126        *
Richard Foreman(6)...........................................     132,150        *
Frederick Brown IV(7)........................................     126,073        *
Baryn S. Futa(8).............................................      61,253        *
Walter Walczykowski(9).......................................      45,790        *
T. J. Rodgers(10)............................................      30,733        *
Gregorio Reyes(11)...........................................      29,659        *
Donald McKinney(12)..........................................      25,598        *
All executive officers and directors as a group (11
  persons)(13)...............................................   2,862,583      7.2%

---------------
  *  Represents less than 1%

 (1) The persons named in this table have the sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the business address of each of the beneficial owners listed in this table is 1778 McCarthy Boulevard, Milpitas, California 95035.

 (2) Based on a filing with the Securities and Exchange Commission dated February 9, 1999, reporting beneficial ownership as of December 31, 1998. This joint filing was made by J. & W. Seligman & Co. Incorporated (JWS) on behalf of Seligman Communications and Information Fund, Inc. (the Fund) and William C. Morris. The filing states that Mr. Morris is the owner of the majority of outstanding voting securities of JWS, and that JWS is the investment advisor to the Fund; therefore, the 3,007,000 shares held by JWS are deemed to be beneficially owned by Mr. Morris.

 (3) Includes 35,000 shares subject to options that are presently exercisable or will become exercisable within 60 days of March 1, 1999. Mr. Valentine is a general partner of certain entities affiliated with Sequoia Capital and, therefore, may be deemed to beneficially own the 920,687 shares of Common Stock held by such entities. However, Mr. Valentine disclaims beneficial ownership of all such shares held by entities affiliated with Sequoia Capital, except those shares as to which he has a direct pecuniary interest.

 (4) Includes 813,752 shares subject to options that are presently exercisable or will become exercisable within 60 days of March 1, 1999.

 (5) Includes 131,137 shares subject to options that are presently exercisable or will become exercisable within 60 days of March 1, 1999. Includes 1,029 shares held by Mr. Lookabaugh's spouse, a former employee of the Company, deemed to be beneficially held by Mr. Lookabaugh.

 (6) Includes 125,515 shares subject to options that are presently exercisable or will become exercisable within 60 days of March 1, 1999.

 (7) Includes 123,573 shares subject to options that are presently exercisable or will become exercisable within 60 days of March 1, 1999.

 (8) Includes 61,251 shares subject to options that are presently exercisable or will become exercisable within 60 days of March 1, 1999.

 (9) Includes 44,929 shares subject to options that are presently exercisable or will become exercisable within 60 days of March 1, 1999.

(10) Includes 26,875 shares subject to options that are presently exercisable or will become exercisable within 60 days of March 1, 1999.

(11) Includes 25,000 shares subject to options that are presently exercisable or will become exercisable within 60 days of March 1, 1999.

(12) Includes 24,584 shares subject to options that are presently exercisable or will become exercisable within 60 days of March 1, 1999.

(13) Includes an aggregate of 1,411,616 shares subject to options that are presently exercisable or will become exercisable by all executive officers and directors as a group within 60 days of March 1, 1999, including those shares listed in footnotes 3-12.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company as of December 31, 1998:

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION             LONG-TERM
                                      ------------------------------------   COMPENSATION
                                                              OTHER ANNUAL      AWARDS       ALL OTHER
 NAME AND PRINCIPAL POSITION   YEAR   SALARY      BONUS(1)    COMPENSATION   OPTIONS (#)    COMPENSATION
 ---------------------------   ----   -------     --------    ------------   ------------   ------------
Alexandre A. Balkanski.......  1998   216,329     294,250        6,975(2)      200,000           0
  President and Chief          1997   207,500      79,744        5,400(2)      400,000           0
  Executive Officer            1996   199,999     487,153        5,400(2)      150,000           0
Frederick Brown IV...........  1998   173,752(3)  205,557(4)     7,200(2)       95,000           0
  Senior Vice President,       1997   150,000(3)  101,992        7,200(2)      100,000           0
  Worldwide Sales              1996   120,000(3)  238,786        7,200(2)       30,000           0
Tom Lookabaugh...............  1998   232,814     142,906            0         210,600(8)        0
  President of DiviCom Inc.,   1997   180,000(5)   45,000            0         127,000(8)        0
  a wholly-owned subsidiary    1996    50,000(6)  346,310(7)         0         126,900(8)        0
  of the Company
Richard Foreman..............  1998   172,500      88,275            0          20,000           0
  Vice President, Chief        1997   161,250      21,930            0          40,000           0
  Information Officer and      1996   146,250     168,105            0         100,000           0
  Corporate Secretary
Walter Walczykowski..........  1998   151,016(9)   62,130            0         100,284           0
  Vice President, Finance and  1997   122,382(9)   20,606            0          13,327           0
  Chief Financial Officer      1996   113,661(9)   79,453            0               0           0

---------------
 (1) The amounts shown under the Bonus column represents cash bonuses earned for the indicated fiscal years.

 (2) Consists of car allowances.

 (3) Mr. Brown has served as Senior Vice President, Worldwide Sales since November 1998. Mr. Brown's compensation for the period prior to his appointment to Senior Vice President, Worldwide Sales includes compensation he received while serving as Vice President, Worldwide Sales from May 1998 to November 1998, and while serving as Vice President, Asia Pacific Sales for the period prior.

 (4) Includes a retention bonus of $100,000, of which $50,000 will be vested on December 31, 1999 and $50,000 vested on December 31, 2000, provided Mr. Brown is an employee of the Company on those dates.

 (5) Mr. Lookabaugh has served as President of DiviCom Inc. since December 1997. Mr. Lookabaugh's compensation for the period prior to his appointment to President of DiviCom includes compensation he received while serving as Senior Vice President and General Manager of DiviCom from March 1997 to December 1997, and while serving as Vice President of Marketing of DiviCom for the period prior.

 (6) Mr. Lookabaugh's salary is shown for the period subsequent to C-Cube's acquisition of DiviCom on August 28, 1996. Mr. Lookabaugh's salary for the period prior to the acquisition was $101,876.

 (7) Includes a bonus of $200,000 granted on August 28, 1996, in connection with the Company's acquisition of DiviCom Inc. Mr. Lookabaugh was not a director, officer or employee of the Company prior to this date.

 (8) Includes options granted to Mr. Lookabaugh's spouse, a former employee of the Company, deemed to be beneficially owned by Mr. Lookabaugh.

(9) Mr. Walczykowski has served as Vice President, Finance and Chief Financial Officer since July 1998. Mr. Walczykowski's compensation for the period prior to his appointment to Vice President of Finance and Chief Financial Officer includes compensation he received while serving as Senior Director of Finance from April 1998 to July 1998, and while serving as Corporate Controller for the period prior.

     The Company does not have employment contracts with any of the persons named in the Summary Compensation Table, or any defined benefit or actuarial plan under which benefits are determined primarily by final compensation or average final compensation and years of service.

STOCK OPTION GRANTS

     The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended December 31, 1998 to the persons named in the Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                  INDIVIDUAL GRANTS IN FISCAL 1998             POTENTIAL REALIZABLE
                          ------------------------------------------------       VALUE AT ASSUMED
                                     % OF TOTAL                                    ANNUAL RATES
                                      OPTIONS                                     OF STOCK PRICE
                                     GRANTED TO    EXERCISE                      APPRECIATION FOR
                          OPTIONS    EMPLOYEES      OR BASE                       OPTION TERM(2)
                          GRANTED    IN FISCAL       PRICE      EXPIRATION    ----------------------
          NAME              (#)         YEAR       ($/SH)(1)       DATE         5%($)       10%($)
          ----            -------    ----------    ---------    ----------    ---------    ---------
Alexandre A.
  Balkanski.............  200,000       3.8         18.5625      04/01/08     2,334,771    5,916,769
Frederick Brown IV......   20,000       0.4         18.5625      04/01/08       233,477      591,677
Frederick Brown IV......   75,000       1.4         17.8750      11/02/08       843,112    2,136,611
Tom Lookabaugh..........   75,000       1.4         18.5625      04/01/08       875,539    2,218,788
Tom Lookabaugh..........  125,000       2.4         16.8750      10/27/08     1,326,575    3,361,801
Tom Lookabaugh(3).......    2,600       0.05        18.5625      04/01/08        30,352       76,918
Tom Lookabaugh(3).......    8,000       0.2         14.8125      09/01/08        74,524      188,858
Richard Foreman.........   20,000       0.4         18.5625      04/01/08       233,477      591,677
Walter Walczykowski.....    3,900       0.1         18.5625      04/01/08        45,528      115,377
Walter Walczykowski.....   21,384       0.4         18.5625      04/01/08       249,634      632,621
Walter Walczykowski.....   75,000       1.4         19.5000      07/16/08       919,758    2,330,848

---------------
(1) Options were granted at an exercise price equal to the fair market value per share of C-Cube's Common Stock as of the date of the grant.

(2) Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the option holders' continued employment through the vesting period. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to date.

(3) Represents options granted to Mr. Lookabaugh's spouse, a former employee of the Company, deemed to be beneficially owned by Mr. Lookabaugh.

STOCK OPTION EXERCISES

     The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in the fiscal year ended December 31, 1998, and unexercised options held as of December 31, 1998, by the persons named in the Summary Compensation Table:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FISCAL YEAR-END VALUES

                                                                                          VALUE OF UNEXERCISED
                                                                                              IN-THE-MONEY
                                                                                         OPTIONS AT 12/31/98(2)
                                                            NUMBER OF UNEXERCISED      ---------------------------
                                  SHARES       VALUE         OPTIONS AT 12/31/98
                                ACQUIRED ON   REALIZED   ---------------------------   EXERCISABLE   UNEXERCISABLE
             NAME                EXERCISE      ($)(1)    EXERCISABLE   UNEXERCISABLE       ($)            ($)
             ----               -----------   --------   -----------   -------------   -----------   -------------
Alexandre A. Balkanski........       0           0         722,085        551,667      10,209,600      3,268,547
Frederick Brown IV............       0           0         104,733        189,385       1,349,001      1,543,532
Tom Lookabaugh(3).............       0           0         121,897        355,903       1,150,337      3,069,900
Richard Foreman...............       0           0         115,697        104,303       1,491,489        773,511
Walter Walczykowski...........       0           0          35,162        108,449         264,653        851,210

---------------
(1) Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for such shares.

(2) Based upon the market price of $27.125 per share, which was the closing price per share of Common Stock on the Nasdaq National Market on December 31, 1998, less the option exercise price payable per share.

(3) Includes options held by Mr. Lookabaugh's spouse, a former employee of the Company, deemed to be beneficially owned by Mr. Lookabaugh.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee reviews and approves the compensation of C-Cube's executive officers and administers the Company's stock option and purchase plans. Donald T. Valentine and Gregorio Reyes served during the fiscal year ended December 31, 1998 as members of the Compensation Committee of the Board of Directors. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

CHANGE-IN-CONTROL ARRANGEMENTS

     The Company's stock option plans generally provide that in the event of a transfer of control of the Company, the Board of Directors will arrange with the surviving, continuing, successor or purchasing corporation, as the case may be (the "Acquiring Corporation"), to either assume the Company's rights and obligations under outstanding awards or substitute awards for the Acquiring Corporation's stock for such outstanding awards. Any awards which are neither exercised as of the date of the transfer of control nor assumed nor substituted by the Acquiring Corporation shall terminate effective as of the date of the transfer of control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company granted a nonqualified stock option to Donald T. Valentine in February 1993 but through an oversight, failed to deliver the option to Mr. Valentine in a timely manner. As a result, Mr. Valentine incurred less favorable tax consequences when he exercised the option than he would have incurred had the option been timely issued by the Company and exercised immediately thereafter by Mr. Valentine. The Company, however, gained from this oversight by receiving a tax benefit. To rectify this matter, in June 1994, the Company entered into a tax agreement with Mr. Valentine pursuant to which the Company
(i) made payments to Mr. Valentine of $192,267, the amount necessary to compensate him for the adverse tax consequences, (ii) guaranteed a loan from a bank to Mr. Valentine in the amount of $279,647 and (iii) made payments to Mr. Valentine in an amount sufficient to compensate Mr. Valentine for the interest thereon (approximately $24,000 in 1998). The results of this arrangement have not adversely affected the Company's cash flow, and the Company believes that overall consequences of this arrangement to the Company's financial performance in any period were not significant.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock during fiscal year 1998 to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

     Based solely on the Company's review of such forms furnished to the Company for fiscal year 1998 and written representations from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to the Company's executive officers, directors and more than 10% stockholders were complied with.

               REPORT OF THE BOARD OF DIRECTORS AND COMPENSATION
                      COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Company's Board of Directors (the "Committee") has the exclusive authority to establish the cash compensation for all executive officers of the Company, including the Chief Executive Officer. The Committee also administers the Company's stock option and purchase plans and makes grants to executive officers under such plans. The Committee makes general recommendations regarding the plans to the Board and reviews grants to executive officers. The Committee and the Board consult with management and approve the compensation offered to newly hired executives at the time offers are made to them. Thereafter, on an annual basis at the time of each executive officer's performance review, the Committee and the Board meets to review and approve the compensation of each individual executive officer.

     The goals of the Committee and the Board are to:

     - attract, retain and motivate highly qualified employees and executive officers who contribute to the long-term success of the Company

     - align the compensation of executives with business objectives and performance

     - align incentives for executive officers with the interests of stockholders in maximizing stock value

     Through 1994, it had been the Committee's objective to provide compensation exclusively through fixed salaries and long-term stock-based incentive awards which serve to align the interests of the executive officers and stockholders. The Committee had set salaries at levels which, in the Committee members' experience, were at or below the median level for technology companies that are comparable to the Company in age, number of employees and revenue. Commencing with fiscal year 1995, the Committee and the Board adopted the Management and Key Employee Performance Bonus Plan which provides for an annual variable performance award payable in cash tied to specific measures of the Company's financial performance as well as individual performance based upon individual performance objectives. The Committee and the Board adopted this change in order to provide strong performance-based incentives.

     As a result of federal tax law, the Company is not allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any fiscal year. No officer of the Company has received compensation in excess of $1 million to date. The Committee and the Board will continue to monitor this issue and will formulate a policy with respect to this limitation on deductibility if and when appropriate.

BASE SALARY AND BONUS

     For fiscal year 1998, the base salary of each executive officer was set based upon the results of the executive's performance review. Each executive is reviewed annually by the Chief Executive Officer and other members of management and given specific objectives, with the objectives varying based upon the executive's position and responsibilities and the specific objectives for that position for the coming year. At the next annual review, the management of the Company reviews the performance of the executive versus the objectives. The results of this review are then reported to the Compensation Committee along with management's compensation recommendation and the Committee then determines whether base salary should be adjusted for the coming year.

     The annual management bonus for each executive officer is a function of a target bonus multiplied by (i) a factor for the officer's performance, and (ii) a factor for the Company's financial performance. Performance is measured on an annual basis. The target bonus for each officer is based upon his or her job responsibilities within the organization.

LONG-TERM INCENTIVE COMPENSATION

     Grants of stock options are designed to align the interests of executive officers with those of stockholders. The size of these grants is generally set at a level which the Committee feels is in proportion with the role and responsibility of the executive, as well as his or her opportunity to affect the Company's performance, while also being sufficient to attract the executive to accept employment with the Company. The Committee makes additional awards based upon changes in job responsibility and annual performance reviews of each executive officer and will continue to grant future additional options on a case-by-case basis.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The salary for the Company's President and Chief Executive Officer, Alexandre A. Balkanski, was $216,329 for fiscal year 1998. Dr. Balkanski was also given a bonus of $294,250 and granted options to purchase 200,000 shares. In making its decision, the Committee reviewed, in addition to the factors considered for each executive officer as described above, Dr. Balkanski's experience and significant contributions to the Company's performance during 1998, which include the Company's product expansion in the digital video marketplace and the continued growth of DiviCom's broadcast systems business. The Committee members also rely upon their experience with the compensation levels of similarly situated chief executive officers in determining Dr. Balkanski's total compensation and endeavor to keep his total compensation competitive within the Company's industry.

BOARD OF DIRECTORS                              COMPENSATION COMMITTEE

Donald T. Valentine            T. J. Rodgers    Donald T. Valentine
Alexandre A. Balkanski         Baryn S. Futa    Gregorio Reyes
Gregorio Reyes                 Donald McKinney

                        COMPARISON OF STOCKHOLDER RETURN

     Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the Nasdaq Composite Index and the Nasdaq Electronic Components Index for the period commencing on April 20, 1994(1) and ending on December 31, 1998(2).

                     COMPARISON OF CUMULATIVE TOTAL RETURN
               FROM APRIL 20, 1994 THROUGH DECEMBER 31, 1998:(3)

    C-CUBE MICROSYSTEMS INC., THE NASDAQ ELECTRONIC COMPONENTS STOCKS INDEX
                       AND THE NASDAQ STOCK MARKET INDEX
                                      LOGO

                                        APRIL    DECEMBER    DECEMBER   DECEMBER   DECEMBER   DECEMBER
                                        1994       1994        1995       1996       1997       1998
                                        -----    --------    --------   --------   --------   --------
Nasdaq Stock Market (US)..............   100        103        146        180        221        310
Nasdaq Electronics Components
  Stocks..............................   100        109        181        313        328        507
C-Cube Microsystems Inc...............   100(4)     127(4)     833        493        218        362

---------------
(1) The Company's initial public offering commenced on April 21, 1994. For purposes of this presentation, the Company has assumed that its initial offering price of $7.50 would have been the closing sale price on April 20, 1994, the day prior to commencement of trading.

(2) Assumes $100 invested on April 20, 1994 in each investment.

(3) Total return assumes reinvestment of dividends. Past results are not an indication of future investment returns.

(4) These results are adjusted for the Company's 2 to 1 stock split, effective December 19, 1995.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

     Proposals of stockholders intended to be presented at the next annual meeting of the stockholders of the Company must be received by the Company at its offices at 1778 McCarthy Boulevard, Milpitas, California 95035, no later than November 30, 1999, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Alexandre A. Balkanski
                                          --------------------------
                                          ALEXANDRE A. BALKANSKI
                                          President and Chief Executive Officer
March 22, 1999

                                                                      1297-PS-99

                                                            APPENDIX B



PROXY                       C-CUBE MICROSYSTEMS INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                      SOLICITED BY THE BOARD OF DIRECTORS

       The undersigned hereby appoints Alexandre A. Balkanski and Richard Foreman, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in C-Cube Microsystems Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of the Company to be held at the Holiday Inn - North San Jose, located at 777 Bellew Drive, Milpitas, California 95035 on April 27, 1999 at 1:30 p.m. Pacific Time and at any adjournment thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated March 22, 1999 (the "Proxy Statement"), receipt of which is hereby acknowledged, and (2) in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

       THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 AND 2.
                                                  ---

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE.

                                                                     SEE REVERSE
                                                                            SIDE



    PLEASE MARK
    VOTES AS IN
[X] THIS EXAMPLE

A VOTE FOR THE FOLLOWING PROPOSALS IS RECOMMENDED BY THE BOARD OF DIRECTORS.

1. ELECTION OF CLASS II                  2. PROPOSAL TO     FOR AGAINST ABSTAIN
   DIRECTORS.                               RATIFY THE      [_]   [_]     [_]
                                            APPOINTMENT OF
   NOMINEES: DONALD T. VALENTINE,           DELOITTE & TOUCHE LLP
             ALEXANDRE A. BALKANSKI, PH.D., AS THE COMPANY'S
             GREGORIO REYES                 INDEPENDENT
                                            PUBLIC ACCOUNTANTS
          FOR      WITHHELD                 FOR THE FISCAL
           [_]       [_]                    YEAR ENDING
                                            DECEMBER 31, 1999.
    [-]
       ---------------------------
        FOR ALL NOMINEES EXCEPT AS          MARK HERE FOR ADDRESS
              NOTED ABOVE                   CHANGE AND NOTE AT LEFT         [_]

                                            MARK HERE IF YOU PLAN TO
                                            ATTEND THE MEETING              [_]


                                        WHETHER OR NOT YOU PLAN TO ATTEND THE
                                        MEETING IN PERSON, YOU ARE URGED TO SIGN
                                        AND PROMPTLY MAIL THIS PROXY IN THE
                                        RETURN ENVELOPE SO THAT YOUR STOCK MAY
                                        BE REPRESENTED AT THE MEETING.


Signature: ______________ Date _______ Signature: ______________ Date _______